UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2016

XENETIC BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-178082	45-295962
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

99 Hayden Avenue, Suite 230, Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 781-778-7720

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

Securities Sold

As set forth in Item 5.02 below, pursuant to the transactions contemplated by the Deferred Salary Security Agreement, Xenetic Biosciences, Inc. (the “Company”) issued to M. Scott Maguire, its Chief Executive Officer, a convertible promissory note (the “Note”) in the amount of $369,957.51 and warrants (the “Warrants”) to purchase 37,369 shares of the Company’s common stock at a price per share equal to the lesser of $6.60 and 120% of the price per share in the Company’s next capital raise of at least $15 million (the “Exercise Price”) for deferred salary. Further, effective July 1, 2016, the Company issued to PJSC Pharmsynthez, a convertible promissory note in the amount of $500,000 (the “Further Note”) and warrants to purchase 50,505 shares of the Company’s common stock at the Exercise Price (the “Further Warrants”) to PJSC Pharmsynthez, pursuant to Section 6.12 of the Asset Purchase Agreement, dated November 13, 2015, by and between the Company and Pharmsynthez, among others.

Consideration

The Note and Warrants were issued in consideration for Mr. Maguire entering into the Deferred Salary Security Agreement. The Further Note and Further Warrants were issued in consideration for Pharmsynthez loaning $500,000 to the Company.

Exemption from Registration

The Company is relying on the exemption from registration contained in Section 4(2) of the Securities Act with respect to the aforementioned issuances.

Terms of Conversion or Exercise

The Note is convertible into shares of Company common stock at any time at a conversion price of $4.95 per share (subject to usual and customary adjustments). The Warrants may be exercised at any time through the five-year anniversary of the issuance thereof allowing Maguire to purchase up to 37,369 shares of Company common stock at the Exercise Price (subject to usual and customary adjustments) and includes a standard cashless exercise provision. The Further Note is convertible into shares of Company common stock at any time at a conversion price of $4.95 per share (subject to usual and customary adjustments). The Further Warrant may be exercised at any time through the five-year anniversary of the issuance thereof allowing Pharmsynthez to purchase up to 50,505 shares of Company common stock at the Exercise Price (subject to usual and customary adjustments) and includes a standard cashless exercise provision.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Mr. M. Scott Maguire is our Chief Executive Officer. Mr. Maguire current annual salary is $505,735 pursuant to his written employment agreement with the Company. Of Mr. Maguire’s 2015 salary amount and 2016 salary amount through today, fifty percent (50%) has been paid in cash and fifty percent (50%) has been deferred and accrued pursuant to an unwritten arrangement between us and Mr. Maguire. On July 1, 2016, we issued a convertible promissory note in the amount of $369,957.51 and warrants to purchase 37,369 shares of our common stock at the Exercise Price to Mr. Maguire for the deferred salary. We also entered into a Deferred Salary Security Agreement with Mr. Maguire, pursuant to which Mr. Maguire agreed to continue to defer fifty percent (50%) of his salary until the earlier to occur of: (i) the closing of a public offering of our securities concurrent to a NASDAQ listing, or (ii) September 30, 2016 (the “Deferral End Date”). All deferred salary shall become due and payable on the Deferral End Date.  As security for the payment of the deferred salary, we granted Mr. Maguire a continuing subordinated security interest in our assets, including all inventory, accounts, accounts receivable, equipment, trademarks, contracts, copyrights and general intangibles.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
10.1	Deferred Salary Security Agreement
10.2	Convertible Note
10.3	Common Stock Purchase Warrant

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XENETIC BIOSCIENCES, INC.

(registrant)

DATE         July 8, 2016

BY /s/ Michael Scott Maguire

      Michael Scott Maguire

      Chief Executive Officer

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